Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated January 14, 2015 to the Prospectus dated June 27, 2014, the Prospectus Supplement dated June 27, 2014 and the Product Supplement dated June 30, 2014

US$2,288,000
Senior Medium-Term Notes, Series C
Buffered Bullish Enhanced Return Notes due January 20, 2017
Linked to the Vanguard® REIT ETF

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The notes are designed for investors who seek a 150% leveraged return based on any appreciation in the share price of the Vanguard® REIT ETF (the “Underlying Asset”).  Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1.1111% of their principal amount for each 1% that the price of the Underlying Asset decreases by more than 10% from its price on the pricing date. Investors in the notes may lose up to 100% of their principal at maturity.

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The maximum return at maturity will be equal to the product of the Upside Leverage Factor of 150% and the Cap of 22.00%. Accordingly, the Maximum Redemption Amount will be $1,330 for each $1,000 in principal amount (a 33.00% return).

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The notes will not be listed on any securities exchange.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The offering priced on January 14, 2015, and the notes will settle through the facilities of The Depository Trust Company on January 20, 2015.

•	The notes are scheduled to mature on January 20, 2017.

•	The CUSIP number of the notes is 06366RZL2.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, the estimated initial value of the notes is $974.20 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

Per Note	US$1,000	US$2.50	US$997.50

Total	US$2,288,000	US$5,720	US$2,282,280

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	Vanguard® REIT ETF (Bloomberg symbol: VNQ). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will be calculated as follows:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will be calculated as follows:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage) x Downside Leverage Factor]

If the Percentage Change is less than -10%, investors will lose 1.1111% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level.

Upside Leverage Factor:	150%

Cap:	22%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,330 per $1,000 in principal amount of the notes.

Downside Leverage Factor:	111.11%

Initial Level:	$86.39, which was the closing price of one share of the Underlying Asset on the pricing date.

Final Level:	The closing price of one share of the Underlying Asset on the valuation date.

Buffer Level:	$77.75, which is 90% of the Initial Price, rounded to two decimal places.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the Underlying Asset does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 100% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	January 14, 2015

Settlement Date:	January 20, 2015

Valuation Date:	January 17, 2017

Maturity Date:	January 20, 2017

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2014, the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 30, 2014:
https://www.sec.gov/Archives/edgar/data/927971/000121465914004753/c627140424b5.htm

•	Prospectus supplement dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm

•	Prospectus dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a price that is less than the Buffer Level.  You will lose 1.1111% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level.  Accordingly, you could lose up to 100% of the principal amount of the notes.

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Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change exceeds the Cap.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Asset or securities held by the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the agent’s commission, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

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Owning the notes is not the same as owning shares of the Underlying Asset or a security directly linked to the Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Underlying Asset or a security directly linked to the performance of the Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the Underlying Asset.  Changes in the price of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the Underlying Asset increases. In addition, any dividends or other distributions paid on the Underlying Asset will not be reflected in the amount payable on the notes.

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You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of the Underlying Asset or any securities held by the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Asset or such other securities.

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Changes that affect the Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — The policies of MSCI Inc. (the “Index Sponsor” or “MSCI”), the sponsor of the MSCI US REIT Index (the “Underlying Index”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

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We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

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Adjustments to the Underlying Asset could adversely affect the notes. — Vanguard Specialized Funds (collectively with its affiliates, “Vanguard”), as the sponsor and advisor of the Underlying Asset, is responsible for calculating and maintaining the Underlying Asset. Vanguard can add, delete or substitute the stocks comprising the Underlying Asset or make other methodological changes that could change the share price of the Underlying Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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We and our affiliates do not have any affiliation with the investment advisor of the Underlying Asset and are not responsible for its public disclosure of information. — The investment advisor of the Underlying Asset advises the Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the Underlying Asset. We and our affiliates are not affiliated with the investment advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying Asset. The investment advisor is not involved in the offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Underlying Asset.

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The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

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The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Hedging and trading activities.  — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Underlying Asset or securities held by the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may also engage in trading of shares of the Underlying Asset or securities held by the Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the Underlying Asset or the prices of the securities held by the Underlying Asset.  One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Asset or these securities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Underlying Asset at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Additional Risks Relating to the Vanguard® REIT ETF

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An Investment in the Notes Will Be Subject to Risks Associated with the Real Estate Industry. — The Underlying Asset, because it is concentrated in REITs, may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business.

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Risks Associated with Real Estate Investment Trusts Will Affect the Value of the Notes. — The Underlying Asset owns securities of REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs are not direct investments in real estate; however, they are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Underlying Asset: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitations on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on the Initial Level of $86.39, the Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), the Upside Leverage Factor of 150%, the Maximum Redemption Amount of $1,330 and the Downside Leverage Factor of 111.11%.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
$0.00	-100.00%	$0.00	-100.00%
$17.28	-80.00%	$222.23	-77.77%
$43.20	-50.00%	$555.56	-44.44%
$60.47	-30.00%	$777.78	-22.22%
$69.11	-20.00%	$888.89	-11.11%
$77.75	-10.00%	$1,000.00	0.00%
$82.07	-5.00%	$1,000.00	0.00%
$86.39	0.00%	$1,000.00	0.00%
$90.71	5.00%	$1,075.00	7.50%
$95.03	10.00%	$1,150.00	15.00%
$103.67	20.00%	$1,300.00	30.00%
$105.40	22.00%	$1,330.00	33.00%
$112.31	30.00%	$1,330.00	33.00%
$129.59	50.00%	$1,330.00	33.00%
$172.78	100.00%	$1,330.00	33.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the Initial Level of $86.39 to a hypothetical Final Level of $60.47, representing a Percentage Change of -30%.  Because the Percentage Change is less than -10%, the investor receives a payment at maturity of $777.78 per $1,000.00 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%) x 111.11%] = $777.78

Example 2: The price of the Underlying Asset decreases from the Initial Level of $86.39 to a hypothetical Final Level of $82.07, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the hypothetical Final Level of $82.07 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $1,000.00 per $1,000.00 in principal amount of the notes.

Example 3: The price of the Underlying Asset increases from the Initial Level of $86.39 to a hypothetical Final Level of $90.71, representing a Percentage Change of 5%. Because the hypothetical Final Level of $90.71 is greater than the Initial Level, the investor receives a payment at maturity of $1,075.00 per $1,000.00 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 150%)] = $1,075.00

Example 4: The price of the Underlying Asset increases from the Initial Level of $86.39 to a hypothetical Final Level of $112.31, representing a Percentage Change of 30%.  Because the hypothetical Final Level of $112.31 is greater than the Initial Level and the Percentage Change of 30% exceeds the Cap, the investor receives a payment at maturity of $1,330 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors.  As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions at that time.

The Underlying Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Asset and the Underlying Asset will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Underlying Asset or any securities held by the Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Underlying Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Asset could affect the price of the shares of the Underlying Asset on the valuation date, and therefore could affect the payment at maturity.

The selection of the Underlying Asset is not a recommendation to buy or sell the shares of the Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Asset. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying Asset may be obtained through the SEC’s website at http://www.sec.gov. As of December 31, 2014, the Underlying Asset held 143 stocks, ten of which constituted 37.7% of its net assets.

Vanguard® REIT ETF

The Vanguard® REIT ETF is issued by Vanguard Specialized Funds, a registered open-end management investment company. The Vanguard REIT ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI US REIT Index. The Vanguard REIT ETF is listed on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

The MSCI US REIT Index

We obtained all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index at any time. Neither we nor BMOCM has independently verified the accuracy or completeness of any information with respect to the Underlying Index in connection with the offer and sale of the notes.

The Underlying Index is a free float-adjusted market capitalization index compiled by MSCI that aims to represent the performance of the equity REIT investment universe in the United States. The Underlying Index consists of REIT securities that belong to the MSCI USA Investable Market Index, and covers approximately 85% of the US REIT universe.

Constructing the Underlying Index

MSCI undertakes an index construction process, which involves: (i) defining the US Equity Universe and the investable market segment, (ii) defining REITs and the REITs that are Index eligible for inclusion in the Underlying Index, (iii) free float-adjusting constituent weights, and (iv) screening securities for investability.

Defining the US Equity Universe and the Investable Market Segment

MSCI includes in the eligible US equity universe all listed equity securities of US incorporated companies listed on the New York Stock Exchange, NYSE Arca, NYSE MKT, and the NASDAQ, except investment trusts (other than REITs), preferred REITs, mutual funds, equity derivatives, limited partnerships, limited liability companies and business trusts that are structured to be taxed as limited partnerships, and royalty trusts. When appropriate, some non-US incorporated companies may also be considered for inclusion in the MSCI US equity universe based on an analysis and interpretation of a number of factors. Some of these factors include the company’s main equity trading markets, shareholder base, and geographical distribution of operations (in terms of assets and production).

MSCI segregates the eligible US equity universe into three market capitalization segments:

•	the investable market segment,

•	the micro cap segment, and

•	the lower micro cap segment.

The investable market segment includes all eligible securities with reasonable size, liquidity, and investability that can cost effectively be represented in institutional and pooled retail portfolios of reasonable size. The investment performance characteristics of this investable market segment is represented and measured by the MSCI USA Investable Market Index.

The MSCI USA Investable Market Index is an aggregation of the MSCI US Large Cap 300, Mid Cap 450, and Small Cap 1750 Indices, which together comprise the 2,500 largest companies by full market capitalization in the investable market segment.

Defining REITs and the Index Eligible REITs

(i) Defining REITs: A real estate investment trust, or REIT, is a company that in most cases owns and operates income-producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages, and sales of property.

(ii) Sub-Industry Classification of REIT Securities: MSCI classifies REITs securities into one of the seven REIT Sub-Industries within the Global Industry Classification Standard (“GICS”) structure. The REIT Sub-Industries are part of the Real Estate Industry, Real Estate Industry Group, and the Financials Sector. The seven REIT Sub-Industries aim to represent REITs with the following property type profiles:

•	Diversified REITs

•	Industrial REITs

•	Mortgage REITs

•	Office REITs

•	Residential REITs

•	Retail REITs

•	Specialized REITs

(iii) Identifying Eligible REITs: A REIT is eligible for inclusion in the Underlying Index if it is included in the MSCI USA Investable Market Index, with the exception of:

•	REITs classified in the Mortgage REITs Sub-Industry, and

•	REITs classified in the Specialized REITs Sub-Industry that do not generate a majority of their revenue and income from real estate rental and related leasing operations.

Companies classified under the GICS Real Estate Management & Development Sub-Industry are not eligible for inclusion in the Underlying Index.

Free Float-Adjusting Constituent Weights

The market capitalization of the Underlying Index constituents are adjusted for free float in order to reflect the availability of shares from the perspective of US domestic investors. MSCI free float-adjusts the market capitalization of each security using an adjustment factor, referred to as the Domestic Inclusion Factor (“DIF”).

MSCI defines the domestic free float of a security as the proportion of shares outstanding that are deemed available for purchase in the public equity markets by US domestic investors. Therefore, domestic free float excludes strategic investments in a company, such as stakes held by federal, state, and local governments and their agencies, controlling shareholders, and their families, the company’s management, or another company. No foreign ownership limit is applied in the domestic free float calculation.

Screening Securities for Investability

The assessment of a security’s investability is determined by applying the following investability screens. A security must pass all the screens in order to be considered for inclusion in the MSCI USA Investable Market Index. Given that the MSCI USA REIT Index is a sub-set of the MSCI USA Investable Market Index, constituents of the Underlying Index must also pass all the investability screens.

(i)
Liquidity: Based on the stock price (securities with stock prices above $5,000 fail the liquidity screening) and a relative liquidity measure known as the Annualized Traded Value Ratio (“ATVR”). Securities that belong to the top 99.5% of the cumulative security full market capitalization of the US equity universe in descending order of ATVR, after excluding those securities trading above $5,000, are eligible for inclusion in the MSCI USA Investable Market Index.

(ii)	Length of Trading: A seasoning period of at least three calendar months is required for all new issues of small companies at the time of the eligible US equity universe creation.

(iii)	Company and Security Free Float: Securities of companies with an overall and/or security free float of less than 15% across all share classes are generally not eligible for inclusion.

(iv)
Relative Security Free Float-Adjusted Market Capitalization: In general, all securities that are considered for inclusion in the MSCI USA Investable Market Index should have a free float-adjusted security market capitalization representing at least 10% of the company full market capitalization.

Index Maintenance

The Underlying Index is fully reviewed on a semi-annual basis, at the end of May and November (“Semi-Annual Index Review”), and partially reviewed at the end of February and August (“Quarterly Index Review”). In addition, consistent with the index methodology employed in maintaining MSCI equity indices, MSCI reflects corporate events in the indices as they occur.

(i)	Semi-Annual Index Review

The Semi-Annual Index Review involves a comprehensive review of the MSCI USA Investable Market Index, and consequently of the Underlying Index. During the review, changes in the investability of constituents and non-constituents are also assessed.

During each Semi-Annual Index Review, a new US equity universe is identified and companies and their securities are assigned to the appropriate market capitalization index. As such, constituents of the Underlying Index migrating out of the MSCI USA Investable Market Index will be deleted from the Underlying Index. In contrast, eligible equity REITs migrating to the MSCI USA Investable Market Index will be added to the Underlying Index.

Semi-Annual Index Reviews may also result in changes in DIFs or updates in number of shares. During the May Semi-Annual Index Review, a detailed review is conducted of the shareholder information used to estimate free float for constituent and non-constituent securities. The review is comprehensive, covering all aspects of shareholder information.

(ii)	Quarterly Index Review

Quarterly Index Reviews may result in changes in DIFs or updates in number of shares. There are no new additions to or deletions from the Underlying Index at the Quarterly Index review, unless due to a corporate event or early additions coinciding with the Quarterly Index Review or deletions that result from corrections to the Underlying Index eligible universe. Also, if an existing constituent of the US Investable Market 2500 Index changes its GICS classification to one of the eligible REIT Sub-Industries defined above, it may be considered for inclusion in the Underlying Index at the next index review.

(iii)	Ongoing Event-Related Changes

Corporate Events

In addition to the index maintenance described above, maintaining the Underlying Index also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors, and companies that fail stock exchange listing requirements upon announcement of delisting.

MSCI will delete from the MSCI Equity Indices after 40 business days of suspension, where feasible, securities of companies facing financial difficulties (e.g., liquidity issues, debt repayment issues, companies under legal investigation, etc.) with at least two business days advance notice. Subsequently, if and when these securities resume normal trading, they may be considered as a potential addition to the MSCI Indices at the next scheduled Semi-Annual Index Review. In certain cases, when the financial situation of companies may not be transparent to the public, after 40 business days of suspension, MSCI may retain these companies in the indices and may evaluate them at a subsequent index review.

Historical Performance of the Underlying Asset

The following table sets forth the quarter-end high and low closing prices for the Underlying Asset from the first quarter of 2011 through the pricing date.

The historical prices of the Underlying Asset are provided for informational purposes only. You should not take the historical prices of the Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

		High	Low
2011	First Quarter	59.86	54.89
	Second Quarter	62.68	57.39
	Third Quarter	63.18	48.88
	Fourth Quarter	58.80	48.47

2012	First Quarter	63.62	57.49
	Second Quarter	66.18	60.57
	Third Quarter	68.76	64.79
	Fourth Quarter	66.43	62.06

2013	First Quarter	70.53	66.61
	Second Quarter	78.15	65.68
	Third Quarter	72.55	63.50
	Fourth Quarter	71.05	64.20

2014	First Quarter	71.79	64.57
	Second Quarter	76.41	70.47
	Third Quarter	77.92	71.35
	Fourth Quarter	82.45	71.79

2015	First Quarter (through the pricing date)	86.39	82.22

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 2, 2014, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on July 3, 2014.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 2, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed on July 3, 2014.